Exhibit 23.4




                       CONSENT OF INDEPENDENT ACCOUNTANTS


     We hereby consent to the incorporation by reference in this Registration Statement on Amendment No. 1 to Form S-3 of our report dated March 16, 2001 relating to the combined financial statements of AT&T Wireless Group, which appears in AT&T Corp.'s Annual Report on Form 10-K, filed on April 2, 2001 (as amended April 17, 2001), and the Current Report on Form 8-K, filed on March 29, 2001 (as amended on April 11, 2001), for the year ended December 31, 2000. We also consent to the reference to us under the heading "Experts" in such Registration Statement.


     PricewaterhouseCoopers LLP


     New York, New York

     February 26, 2002